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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3, No. 333-     ) and related prospectus of
Insight Communications Company, Inc. for the registration of up to $500 million in aggregate offering price in various combinations of its Class A Common Stock, preferred stock, debt securities, warrants or subscription rights, and to the incorporation by reference therein of our report dated March 12, 2001, with respect to the consolidated financial statements of Insight Communications Company, Inc. included in its Annual Report (Form 10-K/A-3) for the year ended December 31, 2000 and our report dated March 12, 2001 with respect to the financial statements of Insight Communications of Central Ohio, LLC included in the Current Report (Form 8-K/A-1) of Insight Communications Company, Inc., dated January 5, 2001, both filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

New York, New York
July 23, 2001